Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form S-1 of D-Wave Quantum Inc. of our report dated April 18, 2023, relating to the consolidated financial statements of D-Wave Quantum Inc., which appears in the Prospectus Supplement of D-Wave Quantum Inc. dated April 19, 2023, which forms a part of this Registration Statement.

/s/ PricewaterhouseCoopers LLP
Vancouver, Canada

June 1, 2023